EXHIBIT 15

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We are aware that our reports dated April 18, 2005 and July 18, 2005, except as to Note 2, for which the date is August 2, 2005, on our reviews of interim consolidated financial information of 3M Company and its Subsidiaries (the Company) for the three-month periods ended March 31, 2005 and 2004 and the three- and six-month periods ended June 30, 2005 and 2004, and included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, respectively, are incorporated by reference in the Company’s Registration Statement on Form S-8, for the registration of 36,750,000 shares of the Company’s common stock under the 2005 Management Stock Ownership Program.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 7, 2005